Exhibit 8.1

Hogan Lovells Cadwalader US LLP
Columbia Square
555 Thirteenth Street, NW
Washington, DC 20004
T: +1 202 637 5600
F: +1 202 637 5910
www.hlc.com

August 4, 2026

Postal Realty Trust, Inc.

Postal Realty LP

75 Columbia Avenue

Cedarhurst, NY 11516

Ladies and Gentlemen:

We are acting as tax counsel to Postal Realty Trust, Inc., a Maryland corporation (the “Company”), and Postal Realty LP, a Delaware limited partnership (the “Operating Partnership”), to which the Company is the sole general partner, in connection with its registration statement on Form S-3 (as amended, the “Registration Statement”), filed with the Securities and Exchange Commission (the “SEC”) on or about the date hereof relating to the proposed public offering of one or more of the following securities: (i) shares of Class A common stock of the Company, par value $0.01 per share; (ii) debt securities of the Company; (iii) shares of preferred stock of the Company; (iv) warrants for the purchase of Class A common stock, preferred stock, or other securities of the Company; (iv) units consisting of two or more other constituent securities of the Company; and (v) guarantees by the Company of the Operating Partnership’s debt securities as set forth in the prospectus which forms a part of the Registration Statement (the “Prospectus”), and as to be set forth in one or more supplements to the prospectus. In connection with the filing of the Registration Statement, you have requested our opinion concerning certain federal income tax considerations relating to the Company, including with respect to the qualification of the Company as a real estate investment trust (a “REIT”) under Section 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”).

Bases for Opinions

The opinions set forth in this letter are based on relevant current provisions of the Code, the Treasury Regulations thereunder (including proposed and temporary Treasury Regulations), and interpretations of, and continued deference to, the foregoing as expressed in court decisions, applicable legislative history, and the administrative rulings and practices of the Internal Revenue Service (the “IRS”), including its practices and policies in issuing private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling, all as of the date hereof. These provisions and interpretations are subject to change by the IRS, Congress and the courts (as applicable) or by any other agency or member of the executive branch of the U.S. government (collectively, the “Government”), which may or may not be retroactive in effect and which might result in material modifications of our opinions. Our opinions do not foreclose the possibility of a contrary determination by the Government, or of a contrary position taken by the Government in the future. In this regard, an opinion of counsel with respect to an issue represents counsel’s best professional judgment with respect to the outcome on the merits with respect to such issue, if such issue were to be litigated, but an opinion is not binding on the Government, and is not a guarantee that the Government will not assert a contrary position with respect to such issue or that a court will not sustain such a position. Terms or phrases that are not capitalized but appear in quotation marks (except for the reference “to the knowledge of” below) are used herein as they are used for U.S. federal income tax purposes in the Code, Treasury Regulations, and administrative guidance and rulings.

In rendering these opinions, we have examined such statutes, regulations, records, agreements, certificates and other documents as we have considered necessary or appropriate as a basis for the opinions, including, but not limited to (1) the Registration Statement and Prospectus, (2) the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 filed with the SEC on February 24, 2026, (3) the earnings and profits report obtained by the Company from Shanholt Glassman Klein Kramer & Co. (the “E&P Report”); and (4) originals or copies of such documents, corporate records and other instruments as we have deemed necessary or appropriate for purposes of these opinions (those documents referred to in clauses (1) through (4), the “Reviewed Documents”).

August 4, 2026

The opinions set forth in this letter are premised on, among other things, written representations of the Company and the Operating Partnership in respect of the Company, the Operating Partnership and their subsidiaries contained in a letter to us executed by an officer of the Company and dated as of the date hereof (the “Management Representation Letter”). Although we have discussed the Management Representation Letter with the signatories thereto, for purposes of rendering our opinions, we have not made an independent investigation or audit of the facts set forth in the Reviewed Documents and the Management Representation Letter. We consequently have relied upon the representations and statements of the Company and the Operating Partnership as described in the Management Representation Letter and in the Reviewed Documents and assumed that the information presented in such documents or otherwise furnished to us is accurate and complete in all material respects. We are not aware of any facts inconsistent with the statements in the Management Representation Letter. In this regard, we have assumed with your consent the following:

(1)	that (A) all of the representations and statements as to factual matters set forth in the Reviewed Documents, the conclusions in the E&P Report, and the Management Representation Letter are true, correct, and complete as of the date hereof, (B) any representation or statement in the Reviewed Documents and the Management Representation Letter made as a belief or made “to the knowledge of” or similarly qualified is true, correct and complete as of the date hereof, without such qualification, (C) each agreement described in the Reviewed Documents is valid and binding in accordance with its terms, and (D) each of the obligations of the Company, and its subsidiaries, as described in the Reviewed Documents, has been or will be performed or satisfied in accordance with its terms;

(2)	the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, and the authenticity of the originals from which any copies were made; and

(3)	that any documents as to which we have reviewed only a form were or will be duly executed without material changes from the form reviewed by us.

Any material variation or difference in the facts from those set forth in the documents that we have reviewed and upon which we have relied (including, in particular, the Management Representation Letter) may adversely affect the conclusions stated herein. We have also assumed that the Company satisfied all the requirements for qualification and taxation as a real estate investment trust under Sections 856 through 860 of the Code (a “REIT”) for the short taxable year ended December 31, 2019 through the taxable year ended December 31, 2021.

Opinions

Based upon and subject to the assumptions and qualifications set forth herein, including, without limitation, the discussion in the paragraphs below, we are of the opinion that:

(1)	the Company has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code for the taxable year ended December 31, 2022 through the taxable year ended December 31, 2025, and the Company’s current organization and current and proposed method of operation will enable it to meet the requirements for qualification and taxation as a REIT under the Code for its taxable year ending December 31, 2026 and future taxable years; and

(2)	the statements in the Prospectus under the heading “Material U.S. Federal Income Tax Considerations” that describe applicable U.S. federal income tax law are correct in all material respects as of the date thereof.

In order to qualify as a REIT, 75% of the Company’s total assets must be comprised of “real estate assets” (as that term is used for purposes of Section 856(c) of the Code) and limited other assets specified in the Code as of the close of each calendar quarter of each taxable year of the Company, and at least 75% of the Company’s gross income for any taxable year for which it seeks to qualify as a REIT must be derived from certain specified “real estate” sources, including interest on mortgage loans. The Company’s ability to comply with this requirement is entirely dependent on the Company acquiring and owning (for U.S. federal income tax purposes) on the relevant dates “real estate assets” with an aggregate value equal to, or in excess of, 75% of its “total assets” and owning throughout the relevant taxable year assets that will produce sufficient “real estate” gross income to satisfy the 75% gross income test. The value of the assets that the Company will own at the end of any future calendar quarter cannot be known with certainty as of the date hereof. Similarly, the gross income that the Company’s assets will produce for the current taxable year (or future taxable years), and the nature of that income, cannot be known with certainty as of the date hereof. We have not reviewed any assets that will be owned by the Company at the close of any future calendar quarter, nor have we reviewed any sources of the Company’s gross income for the current taxable year or any future taxable year. Accordingly, the accuracy of our opinion as to the current taxable year and future taxable years is entirely dependent on the Company’s representations contained in the Management Representation Letter regarding the anticipated value and composition of its assets that it will own, and the nature of its income derived therefrom for those periods.

August 4, 2026

The Company’s qualification and taxation as a REIT under the Code depends upon the ability of the Company to meet on an ongoing basis (through actual quarterly and annual operating results, distribution levels, diversity of stock ownership and otherwise) the various qualification tests imposed under the Code, and upon the Company utilizing any and all appropriate “savings provisions” (including the provisions of Sections 856(c)(6), 856(c)(7), and 856(g) of the Code and the provision included in Section 856(c)(4) of the Code (flush language) allowing for the disposal of assets within 30 days after the close of a calendar quarter, and all available deficiency dividend procedures) available to the Company under the Code to correct violations of specified REIT qualification requirements of Sections 856 and 857 of the Code. Our opinions set forth above do not foreclose the possibility that the Company may have to utilize one or more of these “savings provisions” in the future, which could require the Company to pay an excise or penalty tax (which could be significant in amount) in order to maintain its REIT qualification. We have not undertaken to review the Company’s compliance with these requirements on a continuing basis, nor will we do so in the future. Accordingly, no assurance can be given that the actual results of the Company’s operations, the sources of its income, the nature of its assets, the level of its distributions to stockholders and the diversity of its stock ownership for any given taxable year will satisfy the requirements under the Code for qualification and taxation as a REIT.

This opinion letter addresses only the specific U.S. federal income tax matters set forth above and does not address any other federal, state, local or foreign legal or tax issues.

This opinion letter has been prepared solely for your use for filing as an exhibit to the Registration Statement. We assume no obligation by reason of this opinion letter or otherwise to advise you of any changes in our opinion letter after the date hereof. Except as provided in the next paragraph, this opinion letter may not be distributed, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to Hogan Lovells Cadwalader US LLP under the heading “Legal Matters” contained in the Registration Statement. In giving this consent, however, we do not admit thereby that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ HOGAN LOVELLS CADWALADER US LLP

HOGAN LOVELLS CADWALADER US LLP